Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is entered into by and between Analogic Corporation (the “Company”) and Donald B. Melson (“Mr. Melson”).

A. Mr. Melson has informed the Company that he wishes to resign from the Company in order to pursue other opportunities.

B. The parties desire to enter into a written agreement embodying their mutual understanding and promises concerning the orderly transition of Mr. Melson’s responsibilities and the resolution of all issues concerning Mr. Melson’s employment at the Company and the termination of that employment.

Now, therefore, in consideration of the mutual promises set forth below, and intending to be legally bound, the parties agree as follows:

1. Separation Date.

a. Mr. Melson hereby resigns, effective as of February 27, 2012 as Corporate Controller and from such other elected or appointed positions that may be held by Mr. Melson in and for the Company (or any of its subsidiaries or affiliates). Mr. Melson agrees to execute such additional documents and take such other actions as the Company may request to reflect such resignation.

b. Notwithstanding the foregoing resignation, the parties agree that Mr. Melson will serve as the Company’s principal accounting officer through March 14, 2012 and remain employed by the Company as Vice President, Finance until (i) July 31, 2012; or (ii) if Mr. Melson elects to resign from such position, the effective date of such resignation, whichever is earlier (the “Separation Date”). During the period between February 28, 2012 and the Separation Date (the “Interim Period”), the Company shall pay to Mr. Melson a base salary equal to his current regular base salary.

c. As of the end of the business day on the Separation Date, Mr. Melson shall cease to be an employee of the Company, and shall cease to hold any other position with the Company, its subsidiaries, affiliates and employee benefit plans, including without limitation any position as an officer, director, employee or fiduciary of any of the foregoing.

d. In consideration of the Company’s promises under this Agreement, Mr. Melson hereby waives and forever relinquishes any rights he may have under the Company’s Severance Plan for Management Employees (the “Severance Plan”) and any other severance pay plan or arrangement other than this Agreement. Mr. Melson recognizes and agrees that this Section 1 would fully satisfy and discharge any obligation the Company might have to provide a “Notice Period” under the Severance Plan if Mr. Melson did not waive and relinquish any rights he may have thereunder.

e. Subject to Mr. Melson’s execution of this Agreement and his execution in accordance with the provisions of Section 3 below of the Release of Claims and Agreement Not to Sue attached hereto as Exhibit A (the “Release”) and provided Mr. Melson does not revoke the Release during the revocation period set forth in Section 14 of this Agreement, Mr. Melson’s separation from the Company shall be treated as a termination without cause.

2. Payment for Vacation Days. On the Separation Date, the Company shall pay Mr. Melson an amount equal to his daily rate of base salary as of the Separation Date multiplied by the number of accrued and unused vacation days (including any pro-rata portion thereof), less any applicable legally required or voluntarily authorized deductions and withholdings.

3. Severance Pay. In full consideration of Mr. Melson’s acceptance of all of the terms and conditions of this Agreement and his execution of the Release of Claims and Agreement Not to Sue that is Exhibit A to this Agreement (the “Release”) and the New Release specified in Section 13(b) below in accordance with the provisions of Section 13(a) and 13(b) below and his not revoking either Release within seven (7) days after signing it, and subject to his performance hereunder, the Company shall also provide Mr. Melson with the following special benefits, which Mr. Melson acknowledges and agrees he is not owed, and to which he would not otherwise be entitled:

a. For the period starting on the Separation Date and continuing for 16 weeks thereafter, through and including November 19, 2012 (the “Severance Period”), the Company shall pay Mr. Melson regular amounts equal to what was formerly his regular base salary, at the rate in effect on the Separation Date, less legally required and voluntarily authorized deductions and withholdings (the “Severance Pay”). The Severance Pay shall be paid to Mr. Melson in accordance with the Company’s customary payroll practices beginning promptly after the Separation Date, but in no event before the Effective Date (as defined in Section 16 of this Agreement). For the avoidance of doubt, the aggregate amount of Severance Pay will be $73,117.92, before legally required and voluntarily authorized deductions and withholdings. In addition, the Company shall continue to pay the employer portion of Mr. Melson’s group health (medical and dental) insurance and group life insurance premiums for continuing coverage during the Severance Period (the “Health Benefit”). Mr. Melson hereby acknowledges and agrees that the Severance Pay will provide him with at least four (4) weeks more in salary continuation than he would otherwise be entitled to under the standard practices ordinarily applicable to management employees of the Company whose employment terminates under similar circumstances, and that the Health Benefit will provide him with at least four (4) weeks more in employer-paid group health insurance and group life insurance premiums than he would otherwise be entitled to under such standard practices.

b. Per the terms of the Analogic Corporation Annual Incentive Plan (the “Plan”), Mr. Melson will be eligible to receive a bonus award for Fiscal Year 2012. Mr. Melson’s award will be based on the actual performance of Analogic Corporation and calculated in accordance with the Plan. His “Eligible Base Earnings” for the Plan year will be based upon the amount of base salary payments made through Company payroll from the beginning of Fiscal Year 2012 through the Separation Date. For the avoidance of doubt, Mr. Melson will be eligible to receive a bonus award for Fiscal Year 2012 notwithstanding whether, at his sole discretion, he ceases employment with the Company prior to July 31, 2012.

c. Any unpaid portions of the Severance Pay described in Section 3(a) of this Agreement shall be paid to Mr. Melson’s estate in the event of his death, on the condition that he has signed this Agreement and executed the Release in accordance with the provisions of Section 13(b) below and has not exercised his right to revoke the Release under Section 14 of this Agreement.

d. The Company will provide Mr. Melson with six months of career transition services through New Directions, Inc. The cost of providing such services shall be borne by the Company.

e. Any outstanding stock awards shall vest (or the restrictions shall lapse, as the case may be) according to the schedule attached hereto as Exhibit B. For the avoidance of doubt, Mr. Melson may, at his sole discretion, cease employment with the Company prior to July 31, 2012, and any such cessation of employment shall be treated as a termination by the Company without cause and shall not affect his right to vesting (or lapsing of restrictions, as the case may be) according to the schedule attached hereto as Exhibit B; provided, however the number of shares vested shall be adjusted to reflect the Separation Date. Except as expressly modified in this Section 3(e), all other terms and conditions pertaining to the respective stock awards will remain in full force and effect.

f. Mr. Melson recognizes and agrees that the provisions of this Section 3 and the other provisions of this Agreement would fully satisfy, discharge and exceed any obligation the Company might have to provide Mr. Melson with “Severance Benefits” under the Severance Plan if Mr. Melson did not waive and relinquish his rights thereunder pursuant to Section 1 of this Agreement.

4. Continuation of Certain Benefits.

a. Mr. Melson shall have all rights provided under federal or state law to continue participation in any group health (medical and dental) and life insurance plan sponsored by the Company in which he was a primary participant during his employment with the Company. After the end of the Severance Period, if Mr. Melson elects to continue his participation in the Company’s group health (medical and dental) plans under the federal Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), he shall sign and return to the Company within the time limits provided under COBRA the forms that he will receive under separate cover. Mr. Melson’s ability to elect to continue health insurance coverage under COBRA’s provisions and life insurance coverage shall be determined in accordance with the governing insurance policies.

b. Except as may be otherwise provided in this Agreement, Mr. Melson’s right to any and all Company benefits will terminate on the Separation Date.

5. Return of Company Property. Mr. Melson expressly acknowledges and agrees to return to the Company, and not retain, all Company files and documents (and any copies thereof in any form or media) and Company property, including without limitation, any Company credit card, cell phone, BlackBerry or similar device, computer, keys, key cards and vehicles Mr. Melson further expressly acknowledges and agrees that he shall abide by any and all contractual, common law and/or statutory obligations relating to protection and non-disclosure of the Company’s trade secrets and/or confidential and proprietary documents and information. Mr. Melson represents that there are no charges or amounts owed on any Company-issued credit card account, and agrees that the Company may deduct from any amounts otherwise owed to him under this Agreement such amounts as may be necessary to pay any amounts that may become due on any such credit card account.

6. Integrity of Company Records. Mr. Melson agrees to leave intact all electronic Company documents, including those that he developed or helped to develop during his employment, and agrees to deliver to the Company on the Separation Date and earlier upon request the computer media on which such documents are stored and all passwords and keys necessary to access such documents. Mr. Melson warrants and represents to the Company that he has not concealed, falsified, deleted, destroyed, or altered any documents, emails, or other records of the Company, and that he has not copied any such materials without written permission from the Company, except as may be authorized by the Company’s written policies.

7. Protection of Confidential Information. Mr. Melson acknowledges that in the course of his employment at the Company or any of its affiliates or subsidiaries, he has had access to certain confidential information and trade secrets relating to the business affairs of the Company (“Confidential Information”). Mr. Melson agrees to maintain the confidentiality of the Confidential Information and not disclose it to any third party. This Agreement shall not limit any obligations that he may have under any other agreements that he may have with the Company, which he hereby reaffirms, nor any obligations he may have under applicable state or federal law or any other agreements that he may have with the Company. Mr. Melson acknowledges and reaffirms his obligations under his Proprietary Information and Inventions Agreement with the Company that was effective March 13, 2006 (the “Proprietary Information Agreement”), which shall continue in full force and effect. Any provision of this Agreement to the contrary notwithstanding, nothing in this Agreement is intended to waive any provision of the Proprietary Information Agreement.

8. Business Expenses. Mr. Melson acknowledges that he has been reimbursed by the Company for all expenses incurred in connection with his employment at the Company and that no other reimbursements are currently owed to him.

9. [Reserved]

10. Entitlement to Unemployment Benefits and Reemployment. The Company agrees not to challenge Mr. Melson’s entitlement to any applicable unemployment compensation benefits.

11. Advice of Counsel. Mr. Melson is advised to consult with an attorney before signing this Agreement or the Release. By signing this Agreement, Mr. Melson acknowledges and agrees that the Company has advised him in writing to consult with an attorney concerning this Agreement and the Release, including, but not limited to, by providing Mr. Melson with a copy of this Agreement and the Release to review in detail before signing. Mr. Melson further acknowledges and agrees that he is responsible for payment of all of his own legal fees and expenses incurred in connection with the review of this Agreement and the Release and the resolution of any and all Claims that he may have against the Company.

12. No Solicitation or Disparagement; Competition. Mr. Melson shall not, during the Severance Period, either directly or indirectly, on his behalf or on the behalf of others, solicit, divert, or hire away, or attempt to solicit, divert, or hire away, to any other business, any person currently employed by the Company or its subsidiaries or affiliates whether or not such employee is a full-time employee or a temporary employee of the Company or its subsidiaries or affiliates. Mr. Melson shall not disparage the Company or its services or products or any of the persons or entities that are released under the provisions of the Release. Nothing in this Agreement shall prohibit Mr. Melson from providing truthful testimony in response to a subpoena or other legal process. The Company will instruct its senior managers, officers, and directors not to disparage Mr. Melson, personally or professionally. Mr. Melson acknowledges and reaffirms his obligations under the Non-Competition Covenants of his Restricted Stock Unit Agreements with the Company for FY 2012, which shall continue in full force and effect.

13. Conditions to Severance Pay and Health Benefit. Mr. Melson’s entitlement to receive and retain the Severance Pay and Health Benefits described in Section 3 above is contingent on (a) his signing this Agreement and the Release, and delivering both documents to the person identified in Section 14 below on or before March 9, 2012; (b) his signing a new Release (the “New Release”) that is identical to the Release after the Separation Date and on or before seven (7) days after the Separation Date and delivering it to the person identified in Section 14 below within seven calendar days after he signs it; (c) his not revoking either Release within seven calendar days after he signs it; and (d) his full performance of his obligations under this Agreement and the Releases.

14. Consideration Period and Right to Revoke Release. Mr. Melson acknowledges that the Company is providing him with twenty-one (21) days in which to consider and accept the terms of this Agreement by signing below and returning it to the address indicated below in this paragraph. Mr. Melson may choose to accept this Agreement sooner than the twenty-one (21) days provided. Within seven (7) days after his signing this Agreement and the Release (and only within seven (7) days after his signing this Agreement and the Release), Mr. Melson may revoke his acceptance for any reason by informing the Company of his intent to revoke this Agreement and the Release. Mr. Melson may revoke his acceptance of the New Release contemplated in Section 13(b) above within seven (7) days after executing it. Any such revocations must be in writing and hand delivered to the person listed below or, if sent by mail, must be received by such person within the applicable time period, sent by certified mail with return receipt requested, and addressed as follows:

Douglas Rosenfeld

Vice President, Human Resources

Analogic Corporation

8 Centennial Drive

Peabody, Massachusetts 01960

In the event that Mr. Melson effectively revokes this Agreement and the Release, neither Mr. Melson nor the Company will have any rights or obligations whatsoever under this Agreement. Any such revocation will not affect the termination of Mr. Melson’s employment at the Company described in Section 1 of this Agreement, which will be effective as of the date set forth in Section 1 of this Agreement whether or not Mr. Melson signs this Agreement and the Release or revokes this Agreement and the Release. Mr. Melson agrees that, if he validly revokes this Agreement and the Release pursuant to the terms of this Agreement, this Agreement shall fully satisfy and discharge any obligation the Company might have to provide a “Notice Period” under the Severance Plan.

15. Knowing and Voluntary Agreement. Mr. Melson hereby acknowledges and agrees that (a) he has read this Agreement, including the Release, (b) the Company has advised him in writing to consult with an attorney of his choosing prior to signing this Agreement or the Release, (c) he understands the provisions of this Agreement and the Release, or to the extent that he has not understood any section, paragraph, sentence, clause, or provision, he has taken steps to ensure that it was explained to him to his satisfaction, (d) he is not relying on any representations by any representative of the Company concerning the meaning of any provision of this Agreement or the Release, and (e) he has entered into this Agreement and the Release knowingly and voluntarily.

16. Effective Date of Release. The Release shall not become effective until the day (the “Effective Date”) that is eight (8) calendar days after Mr. Melson has signed the Release in accordance with the provisions of Section 13 above and then only if (a) it has been delivered to the person named in Section 14 of this Agreement within seven days after he signed it, and (b) it has not been revoked by Mr. Melson in accordance with the provisions of Section 14 of this Agreement.

17. No Admission of Liability. This Agreement is not an admission by the Company of any liability or wrongdoing, or an admission by the Company that any of its actions or inactions are unjustified, unwarranted, discriminatory, wrongful, or in violation of any federal, state, or local law, and this Agreement shall not be interpreted as such. The Company disclaims any liability to Mr. Melson or any other person on the part of itself and/or its current or former directors, officers, employees, representatives, and agents. Mr. Melson agrees and acknowledges that this Agreement shall not be interpreted to render either the Company or Mr. Melson to be a prevailing party for any purpose including, but not limited to, an award of attorneys’ fees under any statute or otherwise.

18. No Pending Complaints; Cooperation.

a. By signing this Agreement, Mr. Melson acknowledges and represents that neither he nor any of his representatives or assigns has filed any Claim against any of the Released Parties with any federal, state, or local court or administrative agency or in any forum, and that neither he nor any of his representatives or assigns is a party to any such Claim.

b. Mr. Melson agrees, subject to his reasonable availability and reasonable advance notice, to cooperate reasonably with the Company, if requested by the Company or its counsel to do so, in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company. Mr. Melson’s reasonable cooperation, in connection with such claims or actions shall include, but not be limited to, his being available to meet with Company counsel to prepare for trial or discovery or any administrative hearing or mediation or other alternative dispute resolution mechanism, and to act as a witness when requested by the Company at reasonable times designated by the Company. The Company agrees to reimburse Mr. Melson for his reasonable expenses (including reasonably documented travel, food, and lodging expenses) in connection with the aforementioned cooperation. Mr. Melson further agrees to execute and deliver such instruments, documents, certificates, and affidavits and supply such other information and take such further action as the Company reasonably requires in order to effectuate or further document Mr. Melson’s removal from all offices, titles, statuses, and positions with the Company and its subsidiaries and affiliates effective as of the end of the business day on the Separation Date.

19. Successful Enforcement of Breach. If Mr. Melson is determined to be in breach of any provision of this Agreement or the Release (or any other agreement or obligation binding on Mr. Melson) by an Arbitrator under Section 22 of this Agreement, the Company will have no further obligations under Section 3 of this Agreement and, in addition to any other remedies and damages available under law, the Company shall also be entitled to repayment of all monies paid to Mr. Melson pursuant to this Agreement, and shall also be entitled to an award of all legal expenses and fees, including, but not limited to, the reasonable fees and disbursements of counsel, incurred by it in connection with its efforts to obtain or enforce any benefit or right provided by this Agreement or the Release (or any other agreement or obligation binding on Mr. Melson). If the Company is determined to be in breach of any provision of this Agreement by an Arbitrator under Section 22 of this Agreement, then in addition to any other remedies and damages available under law, Mr. Melson shall also be entitled to an award of all legal expenses and fees, including, but not limited to, the reasonable fees and disbursements of counsel, incurred by him in connection with his efforts to obtain or enforce any benefit or right provided by this Agreement or the Release.

20. No Adequate Remedy at Law. Mr. Melson agrees that it is impossible to measure in money all of the damages that will be incurred by the Company by reason of his breach of any of his obligations under this Agreement or the Release. Therefore, if the Company shall institute any action or proceeding to enforce the provisions of this Agreement or the Release, Mr. Melson hereby waives, and shall not raise in any such action or proceeding, the claim or defense that the Company has an adequate remedy at law.

21. No Assignment. This Agreement is personal to Mr. Melson and not assignable.

22. Governing Law and Arbitration. This Agreement, including the Release, shall be governed by the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof, except to the extent that the laws of the Commonwealth are preempted by federal law. If any part of this Agreement, including the Release, is construed to be in violation of any law, such part shall be modified to achieve the objective of the parties to the fullest extent permitted, and the balance of this Agreement shall remain in full force and effect. All disputes arising out of, or in connection with, the interpretation or breach of this Agreement or the Release, which are not promptly settled by mutual agreement of the parties, will be finally settled by arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. Unless otherwise agreed to in writing by both parties, such arbitration shall be conducted in Boston, Massachusetts.

23. Entire Agreement. This Agreement, including the Release, contains the entire agreement between Mr. Melson and the Company with respect to the subject matter of this Agreement and the Release. There are no statements, promises, undertakings, representations, or understandings as to such subject matter outside of this Agreement or the Release, except as may otherwise be stated in this Agreement or the Release, and Mr. Melson has not relied on any statements, promises, undertakings, representations, or understandings not contained in this Agreement. This Agreement supersedes all prior or contemporaneous discussions, communications, understandings, negotiations, and agreements, whether written or oral, with respect to Mr. Melson’s employment at the Company, termination of that employment, and all related matters, except as may otherwise be stated in this Agreement. For the avoidance of doubt, neither this Agreement nor the Release supersedes the Proprietary Information Agreement, which continues in full force and effect. Mr. Melson’s rights to payments or employee benefits from the Company are specified exclusively and completely in this Agreement. This Agreement, including the Release, may only be modified or amended by a writing signed by an authorized officer of the Company and by Mr. Melson.

24. Compliance with Code Section 409A.

a. General. It is intended that this Agreement comply with the requirements of, or qualify for an exemption from, Code Section 409A and the guidance issued thereunder. Any payments that qualify for the “short-term deferral” exception or another exception under Code Section 409A will be paid under the applicable exception. In no event may Mr. Melson, directly or indirectly, designate the calendar year of any payment under this Agreement. Within the time period permitted by the applicable law, the Company may, in consultation with Mr. Melson, modify this Agreement in order to cause the provisions of the Agreement to comply with the requirements of Code Section 409A, so as to avoid the imposition of taxes and penalties.

b. In-Kind Benefits and Reimbursements. Despite any contrary provision of this Agreement, all reimbursements and in-kind benefits provided under this Agreement will be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (w) any reimbursement is for expenses incurred during Mr. Melson’s lifetime (or during a shorter period of time specified in this Agreement); (x) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (y) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (z) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

c. Delay of Payments. Despite any contrary provision of this Agreement, if Mr. Melson is considered a “specified employee” for purposes of Section 409A (as determined in accordance with the methodology established by the Company as in effect on the date of termination), (x) any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to Mr. Melson under this Agreement during the six-month period following his separation from service (as determined in accordance with Section 409A of the Code) will be accumulated and paid to Mr. Melson on the first business day of the seventh month following his separation from service (the “Delayed Payment Date”) and (y) in the event any equity compensation awards held by Mr. Melson that vest upon termination of Mr. Melson’s employment constitute nonqualified deferred compensation within the meaning of Code Section 409A, the delivery of shares of common stock (or cash) as applicable in settlement of such awards shall be made on the earliest permissible payment date (including the Delayed Payment Date) or event under Code Section 409A on which the shares (or cash) would otherwise be delivered or paid. Mr. Melson will be entitled to interest on any delayed cash payments from the date of termination to the Delayed Payment Date at a rate equal to the applicable federal short-term rate in effect under Code Section 1274(d) for the month in which the Melson’s separation from service occurs. If Mr. Melson dies during the postponement period, the amounts and entitlements delayed on account of Section 409A shall be paid to the personal representative of his estate on the first to occur of the Delayed Payment Date or 30 days after the date of his death.

d. Separate Payments. Despite any contrary provision of this Agreement, any references to termination of employment or Mr. Melson’s date of termination shall mean and refer to the date of his “separation from service,” as that term is defined in Section 409A of the Code and Treasury Regulation Section 1.409A-1(h). Mr. Melson and Analogic agree and anticipate that the level of bona fide services performed by Mr. Melson after the Separation Date shall be permanently decreased beneath the level set forth in Treasury Regulation Section 1.409A-1(h) to constitute a “separation from service” of Mr. Melson from Analogic.

In Witness Whereof, the parties have executed this Agreement under seal by their signatures below.

ANALOGIC CORPORATION

By	/s/ Michael Levitz	/s/ Donald B. Melson
	Michael Levitz	Donald B. Melson
Sr VP-CFO & Treasurer

Date: March 2, 2012		Date: March 1, 2012

Exhibit A

RELEASE OF CLAIMS AND AGREEMENT NOT TO SUE

This Release of Claims and Agreement Not to Sue (this “Release”) is being executed by Donald Melson on the date set forth on the signature page below.

1. Released Claims. In consideration of the payment by the Company to me of the Severance Pay described in Section 3.a. of that certain separation agreement between me and Analogic Corporation (the “Separation Agreement”), and in consideration of the Health Benefit and career transition services to be provided at the Company’s expense pursuant to Sections 3.a. and 3.d. of the Separation Agreement, which Severance Pay, Health Benefit and career transition services I acknowledge I would not otherwise be entitled to receive, I, Donald Melson, for myself and my heirs, executors, administrators, representatives, successors and assigns, hereby fully, forever, and unconditionally release, acquit, and discharge the Company and its subsidiaries, other affiliated entities, predecessors, successors, and assigns, and the officers, directors, shareholders, holders of any interest, principals, employees, employee benefit plans (except to the extent that the Separation Agreement provides for benefits or rights to be provided to me under any such plans), attorneys, fiduciaries, agents and other representatives of or in each of them (the “Released Parties”) of and from any and all claims, charges, complaints, actions, causes of action, suits, rights, debts, sums of money, agreements, covenants, contracts, promises, omissions, representations, accounts, reckonings, obligations, damages, costs, liabilities, expenses, and demands (the previously listed items being sometimes referred to collectively in this Release as “Claims”) of any kind and nature whatsoever, whether known, unknown, presently existing, contingent, or conditional, in law or in equity, which I ever had or now have against the Released Parties, for or by reason of any matter, cause, or thing whatsoever from the beginning of the world to the date on which I am signing this Release, including, but not limited to, any and all Claims arising out of my employment at, and/or separation from, the Company (the “Released Claims”), which Released Claims shall include, but not be limited to, any Claims under or in connection with any or all of the following:

i. The Massachusetts Fair Employment Practices Act, which includes Massachusetts General Law, Chapter 15lB, as amended; the Massachusetts Privacy Statute, G.L. c. 214, § 1B, as amended; the Massachusetts Wage Payment Statute, G.L. c. 149, § 148 et seq., as amended; the Massachusetts Sexual Harassment Statute, G.L. c. 214, § 1C, as amended; the Massachusetts Consumer Protection Act, G.L. c. 93A, as amended; the Massachusetts Civil Rights Act, G.L. c.12, § 11H and § 11I, as amended; the Massachusetts Equal Rights Act, G.L. c. 93, § 102, as amended; and the Massachusetts Workers Compensation Statute, G.L.c. 152;

ii. The Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., as amended by the Older Workers Benefit Protection Act, 29 U.S.C. § 626 et seq.;

iii. The Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.;

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iv. The Employee Retirement Income and Security Act, 29 U.S.C. § 1001, et seq.;

v. The Fair Labor Standards Act, 29 U.S.C. § 201 et seq.;

vi. Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

vii. The Equal Pay Act of 1963, Public Law 88-38;

viii. The Family and Medical Leave Act, 29 U.S.C. § 2601 et seq.:

ix. The National Labor Relations Act, 29 U.S.C. § 151 et seq.;

x. The Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.;

xi. The Rehabilitation Act, 29 USC. § 701 et seq.;

xii. Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000e et seq.;

xiii. The Worker Adjustment and Retraining Notification Act of 1988, 29 U.S .C. § 2101 et seq.;

xiv. Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. 1514(A),

xv. Any other federal, state, or local law, including any attorneys’ fees that could be awarded in connection with these or any other Claims;

xvi. Any and all common-law Claims under contract, quasi-contract or tort theories, including, but not limited to:

A.	Breach of contract, breach of an express or implied promise, breach of the implied covenant of good faith and fair dealing, or breach of fiduciary duty;

B.	lnterference with contractual relations;

C.	Promissory estoppel, or quantum meruit;

D.	Breach of employee handbooks, manuals, or other policies;

E.	Any Claim under or associated with any of the Company’s equity compensation plans or arrangements, including any

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Claim with respect to any stock options and restricted stock awards, but excluding any Claims with respect to or arising under the provisions of Section 3(e) of the Separation Agreement, and any Claim under or associated with any other employee compensation or benefit plan, including but not limited to the Company’s Severance Plan for Management Employees, but excluding any Claims with respect to or arising under the provisions of Sections 3(a), 3(b), and/or 4(a) of the Separation Agreement;

F.	Assault or battery;

G.	Invasion of privacy or disclosure of private or protected personal information;

H.	False imprisonment;

I.	Intentional or negligent misrepresentation, or fraud;

J.	Retaliation, or intentional or negligent infliction of emotional distress;

K.	Defamation (including all forms of libel, slander, and self-defamation);

L.	Wrongful discharge, or wrongful discharge in violation of public policy;

M.	Negligence, including negligent hiring, retention, or supervision;

N.	Any other Claim based on any theory, whether developed or undeveloped, arising from or related in any way to my employment or the termination of my employment at the Company, or any other fact or matter occurring prior to my signing this Agreement;

O.	Any other Claim arising under or related to any other federal, state, or local human rights, civil rights, wage-hour, pension, labor or employment laws, rules, or regulations, other public policy; and/or

P.	Any other Claim arising under common law or in equity.

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2. Exclusions. The only Claims excluded from the Released Claims are (a) Claims for breach of the Separation Agreement by the Company, (b) Claims that first arise after the date on which I signed this Release, (c) Claims concerning vested benefits under any retirement and/or pension plans under the Employee Retirement Income Security Act (29 U.S.C. § 1001 et seq.), and (d) Claims to defense and indemnification by the Company for actions taken by me in the course and scope of my employment at the Company, whether under the Company’s by-laws, articles of organization, liability insurance policies, agreements, or otherwise provided, however, that I understand that the Company makes no representations or warranties pertaining to the merits of any such specific Claim. For the avoidance of doubt, Claims under the Severance Plan are not excluded from the Released Claims. Nothing in this Release shall prohibit me from filing a Claim with, cooperating with, or participating in any investigation or proceeding conducted by, the federal Equal Employment Opportunity Commission or a state Fair Employment Practices Agency (except that I acknowledge that I may not be able to recover any monetary benefits in connection with such Claim or proceeding).

3. Agreement Not to Sue. By signing this Release, I acknowledge and represent that neither I nor any of my representatives or assigns has filed any Claim against any of the Released Parties with any federal, state, or local court or administrative agency, or in any forum, and that neither I nor any of my representatives or assigns is a party to any such Claim. In addition, I agree, on behalf of myself and my heirs, executors, administrators, representatives, successors and assigns, not to file or otherwise assert any Released Claim against any of the Released Parties with any federal, state, or local court or administrative agency, or in any forum, except as permitted by Section 2 above.

4. Right to Revoke. I understand that, within seven (7) days after I sign this Release (and only within seven (7) days after I sign this Release), I may revoke this Release for any reason by informing the Company of my intent to revoke the Release. I understand that this Release will not become effective or enforceable unless and until (a) I execute this Release on or after the Separation Date and on or before seven (7) days thereafter, (b) I deliver the signed Release to the person identified below within seven calendar days after I sign it, and (c) the seven-(7)-day revocation period has expired without my having revoked this Release. I understand that any such revocation must be in writing and hand delivered to the person listed below or, if sent by mail, must be received by such person within the applicable time period, sent by certified mail with return receipt requested, and addressed as follows:

Douglas Rosenfeld

Vice President, Human Resources

Analogic Corporation

8 Centennial Drive

Peabody, Massachusetts 01960

I understand that in the event that I effectively revoke the Release, neither I nor the Company will have any rights or obligations whatsoever under the Separation Agreement. I also understand that any such revocation will not affect the termination of my employment at the Company described in Section 1 of the Separation Agreement, which will be effective as of the date set forth in Section 1 of the Separation Agreement whether or not I revoke the Release.

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5. Adequate Time to Review. I acknowledge that I have been given at least twenty-one (21) days in which to consider the provisions of the Separation Agreement and this Release before signing them.

6. Knowing and Voluntary Waiver. I hereby acknowledge and agree that (a) I have read the Separation Agreement and this Release, (b) the Company has advised me in writing to consult with an attorney of my choosing prior to signing the Separation Agreement and this Release, (c) I understand the provisions of the Separation Agreement and this Release, or to the extent that I have not understood any section, paragraph, sentence, clause, or provision, I have taken steps to ensure that it was explained to me to my satisfaction, (d) I am not relying on any representations by any representative of the Company concerning the meaning of any provision of the Separation Agreement or this Release, and (e) I have entered into the Separation Agreement and this Release knowingly and voluntarily. I UNDERSTAND AND AGREE THAT BY ENTERING INTO THIS RELEASE I AM WAIVING ANY AND ALL RIGHTS OR CLAIMS THAT I MIGHT HAVE ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, AS AMENDED BY THE OLDER WORKERS BENEFIT PROTECTION ACT, AND THAT I HAVE RECEIVED CONSIDERATION BEYOND THAT TO WHICH I WAS ENTITLED IN THE ABSENCE OF THIS RELEASE.

7. Effective Date. This Release shall not become effective until the day (the “Effective Date”) that is eight (8) calendar days after I have signed it in accordance with the provisions of Section 13(b) of the Separation Agreement and then only if (i) it has been delivered to the person named in Section 4 of this Release within seven days after I signed it, and (ii) it has not been revoked by me in accordance with the provisions of Section 4 of this Release.

8. Entire Agreement. This Release and the Separation Agreement contain the entire agreement between me and the Company with respect to the subject matter of this Release, and there are no promises, undertakings or understandings as to such subject matter outside of this Release and the Separation Agreement. This Release may only be modified or amended by a writing signed by an authorized officer of the Company and me.

I understand the contents of this Release, and I am signing it voluntarily on the 1st day of March, 2012.

/s/ Donald B. Melson
Donald B. Melson

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